Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
AIG 175 Water Street New York, NY 10038 www.aig.com	Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS SECOND QUARTER 2019 RESULTS

•	Net income attributable to AIG common shareholders was $1.1 billion, or $1.24 per diluted common share, for the second quarter of 2019, compared to net income attributable to AIG common shareholders of $937 million, or $1.02 per diluted common share, in the prior-year quarter.
•	Adjusted after-tax income attributable to AIG common shareholders was $1.3 billion, or $1.43 per diluted common share, for the second quarter of 2019, compared to adjusted after-tax income attributable to AIG common shareholders of $961 million, or $1.05 per diluted common share, in the prior-year quarter.
•	General Insurance delivered a second consecutive quarter of underwriting profitability, achieving a combined ratio of 97.8 and an accident year combined ratio, as adjusted, of 96.1, driven by continued underwriting, reinsurance and expense discipline.
•	Life and Retirement posted a 17.3% adjusted return on common equity (ROCE), reflecting strong private equity returns, investment gains resulting from lower interest rates and solid in force profitability.
•	Total consolidated net investment income was $3.7 billion in the second quarter of 2019, compared to $3.1 billion in the prior-year quarter, reflecting favorable market performance and noteworthy income within the private equity portfolio.

NEW YORK, August 7, 2019 - American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG common shareholders of $1.1 billion, or $1.24 per diluted common share, for the second quarter of 2019, compared to net income attributable to AIG common shareholders of $937 million, or $1.02 per diluted common share, in the prior-year quarter. Adjusted after-tax income attributable to AIG common shareholders was $1.3 billion, or $1.43 per diluted common share, for the second quarter of 2019, compared to adjusted after-tax income attributable to AIG common shareholders of $961 million, or $1.05 per diluted common share, in the prior-year quarter.

Brian Duperreault, AIG’s President and Chief Executive Officer, said: “Our strong second quarter performance demonstrated continued positive momentum throughout the first half of 2019. The additional progress on our path to long-term sustainable and profitable growth reflected in this quarter’s results was driven by the foundational changes we implemented across AIG last year. General Insurance achieved its second consecutive quarter of underwriting profitability resulting from underwriting and expense discipline, and reinsurance actions, and remains on track to deliver an underwriting profit for the full year. Life and Retirement delivered another quarter of solid in force profitability and double-digit adjusted ROCE, and Life and Retirement expects to deliver full year adjusted ROCE in the low- to mid-teens range, as we stated previously.”

“Looking ahead, we remain diligently focused on executing against our strategy to reposition AIG as the leading insurance company in the world, and we continue to expect to achieve double-digit ROCE for consolidated AIG by year-end 2021,” Mr. Duperreault added.

FOR IMMEDIATE RELEASE

SECOND QUARTER FINANCIAL SUMMARY*

	Three Months Ended June 30,
($ in millions, except per common share amounts)	2019	2018
Net income attributable to AIG common shareholders	$1,102	$937
Net income per diluted share attributable to AIG common shareholders	$1.24	$1.02
Adjusted after-tax income attributable to AIG common shareholders	$1,272	$961
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.43	$1.05

Return on common equity	7.1%	6.0%
Adjusted return on common equity	10.4%	7.6%
Adjusted return on attributed common equity - Core	11.6%	8.2%

Book value per common share	$73.63	$68.65
Book value per common share, excluding accumulated other comprehensive income	67.90	68.40
Adjusted book value per common share	56.89	57.34
*Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.

SECOND QUARTER 2019 HIGHLIGHTS

All comparisons are against the second quarter of 2018, unless otherwise indicated.

General Insurance – Second quarter adjusted pre-tax income of $980 million included underwriting income of $147 million and net investment income of $833 million. Results reflected the second consecutive quarter of underwriting profitability, with a combined ratio of 97.8 inclusive of 2.6 points of catastrophe losses net of reinstatement premiums and (0.9) points of net favorable loss reserve development. The accident year combined ratio, as adjusted, was 96.1, comprised of a 61.3 accident year loss ratio, as adjusted, down 410 basis points from the prior-year quarter, and an expense ratio of 34.8, down 80 basis points from the prior-year quarter. The decrease in accident year loss ratio, as adjusted, reflected the change in business mix including the acquisitions of Validus and Glatfelter, improved new business and renewal terms and reduced volatility due to the increased use of reinsurance. The second quarter expense ratio of 34.8 primarily reflected improvement in the General operating expense (GOE) ratio as a result of continued expense discipline. Catastrophe-related losses, net of reinsurance, of $174 million pre-tax were primarily due to North American weather events.

Life and Retirement – Second quarter adjusted pre-tax income of $1.0 billion reflected strong private equity returns including income of $138 million from an initial public offering of a holding in the private equity portfolio and favorable market performance impacts which benefited net investment income and Deferred Acquisition Costs (DAC) amortization. Attractive new business margins and solid growth in premiums and deposits in Individual Retirement and Life Insurance over the last year also benefited the results for the quarter. Although negative, net flows improved, resulting from higher Fixed and Index Annuities new business, as well as lower Group Retirement surrenders and withdrawals.

FOR IMMEDIATE RELEASE

Net Investment Income – Second quarter net investment income from our insurance companies, including the Legacy insurance portfolios, increased 19.4% from the prior-year quarter to $3.7 billion. The second quarter reflected strong performance in the equity markets and tightening spreads in the credit markets and included income of $142 million from an initial public offering of a holding in the private equity portfolio.

Legacy – Second quarter adjusted pre-tax income of $119 million declined from $134 million in the prior-year quarter resulting from lower Legacy Life and Retirement earnings due to an increase in structured settlements reserves and lower premiums.

Liquidity and Capital – As of June 30, 2019, AIG Parent liquidity stood at approximately $6.0 billion. In the second quarter, AIG Parent received approximately $1.4 billion of distributions from the insurance subsidiaries in the form of cash, fixed maturity securities and loan repayments including tax sharing payments.

Book Value per Common Share – As of June 30, 2019, book value per common share was $73.63 compared to $65.04 at December 31, 2018. Book value per common share excluding accumulated other comprehensive income and deferred tax assets (Adjusted book value per common share) increased 3.5% to $56.89 compared to the prior-year end.

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2019	2018	Change
Total General Insurance
Gross premiums written	$8,654	$8,653	-%
Net premiums written	$6,581	$6,977	(6)
Underwriting income (loss)	$147	$(89)	NM
Adjusted pre-tax income	$980	$568	73

Underwriting ratios:
Loss ratio	63.0	65.7	(2.7	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.6)	(2.3)	(0.3)
Prior year development	0.9	0.8	0.1
Adjustments for ceded premium under reinsurance contracts and other	-	1.2	(1.2)
Accident year loss ratio, as adjusted	61.3	65.4	(4.1)
Expense ratio	34.8	35.6	(0.8)
Combined ratio	97.8	101.3	(3.5)
Accident year combined ratio, as adjusted	96.1	101.0	(4.9)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended June 30,
($ in millions)	2019	2018	Change
North America
Net premiums written	$3,307	$3,236	2%
Commercial Lines	2,364	2,321	2
Personal Insurance	943	915	3

Underwriting income (loss)	$(5)	$(127)	96
Commercial Lines	(36)	(91)	60
Personal Insurance	31	(36)	NM

Adjusted pre-tax income	$718	$407	76

Underwriting ratios:
North America
Loss ratio	69.2	73.1	(3.9	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.0)	(3.7)	(1.3)
Prior year development	1.7	1.6	0.1
Adjustments for ceded premium under reinsurance contracts and other	-	3.0	(3.0)
Accident year loss ratio, as adjusted	65.9	74.0	(8.1)
Expense ratio	30.9	31.3	(0.4)
Combined ratio	100.1	104.4	(4.3)
Accident year combined ratio, as adjusted	96.8	105.3	(8.5)

North America Commercial Lines
Loss ratio	74.8	78.1	(3.3	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(5.4)	(4.6)	(0.8)
Prior year development	3.1	4.2	(1.1)
Adjustments for ceded premium under reinsurance contracts and other	-	4.5	(4.5)
Accident year loss ratio, as adjusted	72.5	82.2	(9.7)
Expense ratio	26.7	26.3	0.4
Combined ratio	101.5	104.4	(2.9)
Accident year combined ratio, as adjusted	99.2	108.5	(9.3)

North America Personal Insurance
Loss ratio	53.0	60.6	(7.6	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(3.9)	(1.4)	(2.5)
Prior year development	(2.4)	(5.0)	2.6
Accident year loss ratio, as adjusted	46.7	54.2	(7.5)
Expense ratio	43.4	43.7	(0.3)
Combined ratio	96.4	104.3	(7.9)
Accident year combined ratio, as adjusted	90.1	97.9	(7.8)

FOR IMMEDIATE RELEASE

All comparisons are against the second quarter of 2018, unless otherwise indicated. Refer to the AIG Second Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

General Insurance North America – Commentary

•	Adjusted pre-tax income was $718 million compared to adjusted pre-tax income of $407 million in the prior-year quarter.

•	Net premiums written increased by 2.2% to $3.3 billion, largely due to the inclusion of the Validus and Glatfelter acquisitions, partially offset by underwriting actions to strengthen the portfolio while maintaining pricing discipline, and higher ceded premiums due to changes in 2019 reinsurance programs.

•	The North America combined ratio of 100.1 included 5.0 points of catastrophe losses net of reinstatement premiums and (1.7) points of net favorable prior year loss reserve development. The accident year combined ratio, as adjusted, was 96.8, comprised of a 65.9 accident year loss ratio, as adjusted, and a 30.9 expense ratio. The lower accident year loss ratio, as adjusted was primarily driven by a change in business mix including the Validus and Glatfelter acquisitions, improved new business and renewal terms, lower net severity of losses in North America Personal Insurance and changes in 2019 reinsurance programs which have reduced volatility. The pre-tax underwriting loss of $5 million includes $170 million of catastrophe losses, net of reinsurance, of which $137 million related to North America Commercial Lines and $33 million related to Personal Insurance. Net favorable prior year loss reserve development of $61 million was primarily driven by net favorable prior year loss reserve development in North America Commercial Lines partially offset by net adverse prior year loss reserve development in North America Personal Insurance.

•	The decrease in the expense ratio reflected a lower GOE ratio resulting from ongoing expense reduction initiatives, partially offset by a higher acquisition ratio due to changes in business mix.

•	Net investment income was $723 million compared to $534 million in the prior-year quarter. The increase in net investment income was primarily driven by higher income from fixed income securities and strong alternative investment returns.

FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended June 30,
($ in millions)	2019	2018	Change
International
Net premiums written	$3,274	$3,741	(12)%
Commercial Lines	1,516	1,590	(5)
Personal Insurance	1,758	2,151	(18)

Underwriting income (loss)	$152	$38	300
Commercial Lines	51	(76)	NM
Personal Insurance	101	114	(11)

Adjusted pre-tax income	$262	$161	63

Underwriting ratios:
International
Loss ratio	56.9	59.9	(3.0	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(0.1)	(1.2)	1.1
Prior year development	0.1	0.2	(0.1)
Accident year loss ratio, as adjusted	56.9	58.9	(2.0)
Expense ratio	38.6	39.1	(0.5)
Combined ratio	95.5	99.0	(3.5)
Accident year combined ratio, as adjusted	95.5	98.0	(2.5)

International Commercial Lines
Loss ratio	61.5	68.2	(6.7	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(0.3)	(1.6)	1.3
Prior year development	0.4	0.5	(0.1)
Accident year loss ratio, as adjusted	61.6	67.1	(5.5)
Expense ratio	35.3	36.3	(1.0)
Combined ratio	96.8	104.5	(7.7)
Accident year combined ratio, as adjusted	96.9	103.4	(6.5)

International Personal Insurance
Loss ratio	52.9	52.9	-	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	-	(0.8)	0.8
Prior year development	(0.1)	-	(0.1)
Accident year loss ratio, as adjusted	52.8	52.1	0.7
Expense ratio	41.6	41.4	0.2
Combined ratio	94.5	94.3	0.2
Accident year combined ratio, as adjusted	94.4	93.5	0.9

All comparisons are against the second quarter of 2018, unless otherwise indicated. Refer to the AIG Second Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

General Insurance International – Commentary

•	Adjusted pre-tax income was $262 million compared to adjusted pre-tax income of $161 million in the prior-year quarter.

•	Net premiums written decreased 12.5% on a reported basis and 8.2% on a constant dollar basis. The decrease in net premiums written was due to underwriting actions taken to strengthen the portfolio and to maintain pricing discipline, partially offset by the Validus acquisition.

•	The International combined ratio was 95.5. The accident year combined ratio, as adjusted, of 95.5 was comprised of a 56.9 accident year loss ratio, as adjusted, and a 38.6 expense ratio. The lower accident year loss ratio, as adjusted, was primarily driven by a change in business mix and lower net severity of losses in Commercial Property. Pre-tax underwriting income of $152 million included $4 million of catastrophe losses, net of reinsurance, and net favorable prior year loss reserve development of $5 million.

•	The slight decrease in the expense ratio was primarily due to a reduction in the GOE ratio, as a result of ongoing expense reduction initiatives, partially offset by a higher acquisition ratio mainly due to changes in business mix.

•	Net investment income was $110 million for the quarter compared to $123 million in the prior-year quarter. The decrease in net investment income was largely the result of lower income from fixed income securities.

LIFE AND RETIREMENT

	Three Months Ended June 30,
($ in millions)	2019	2018	Change
Life and Retirement
Premiums & Fees	$1,333	$1,221	9%
Net Investment Income	2,270	1,995	14
Adjusted Revenue	3,828	3,465	10
Benefits, losses and expenses	2,779	2,503	11
Adjusted pre-tax income	1,049	962	9
Premiums and deposits	7,212	7,399	(3)

Individual Retirement
Premiums & Fees	$221	$218	1%
Net Investment Income	1,094	975	12
Adjusted Revenue	1,466	1,366	7
Benefits, losses and expenses	878	904	(3)
Adjusted pre-tax income	588	462	27
Premiums and deposits	3,865	3,422	13
Net flows	(306)	(1,049)	71

FOR IMMEDIATE RELEASE

	Three Months Ended June 30,
($ in millions)	2019	2018	Change
Group Retirement
Premiums & Fees	$111	$127	(13)%
Net Investment Income	618	542	14
Adjusted Revenue	790	730	8
Benefits, losses and expenses	497	480	4
Adjusted pre-tax income	293	250	17
Premiums and deposits	2,047	2,345	(13)
Net flows	(174)	(459)	62

Life Insurance
Premiums & Fees	$806	$795	1%
Net Investment Income	335	282	19
Adjusted Revenue	1,154	1,092	6
Benefits, losses and expenses	1,068	917	16
Adjusted pre-tax income	86	175	(51)
Premiums and deposits	1,032	980	5

Institutional Markets
Premiums & Fees	$195	$81	141%
Net Investment Income	223	196	14
Adjusted Revenue	418	277	51
Benefits, losses and expenses	336	202	66
Adjusted pre-tax income	82	75	9
Premiums and deposits	268	652	(59)

All comparisons are against the second quarter of 2018, unless otherwise indicated. Refer to the AIG Second Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

Life and Retirement – Commentary

•	Individual Retirement adjusted pre-tax income primarily reflected strong private equity returns, stronger market performance which favorably impacted net investment income and amortization of DAC. This was partially offset by lower fee income and advisory fees primarily driven by lower average Variable Annuity assets under administration. The prior-year quarter included unfavorable actuarial adjustments to Variable Annuities of $47 million. Total net flows excluding Retail Mutual Funds were positive and reflected stronger Fixed and Index Annuities sales.

•	Group Retirement adjusted pre-tax income reflected strong private equity returns. Net flows remain negative but improved primarily due to lower surrenders, partially offset by decreased deposits as the prior-year quarter included the acquisition of two large plans.

•	Life Insurance adjusted pre-tax income declined. The prior-year quarter included favorable actuarial adjustments of $98 million. The second quarter of 2019 adjusted pre-tax income decreased as higher net investment income on a growing asset base, strong private equity returns and the impact from lower interest rates driving higher yield enhancements was offset by an allowance for reinsurance recoveries. Mortality was within pricing expectations.

•	Institutional Markets adjusted pre-tax income increased due to higher net investment income on a growing asset base, strong private equity returns and favorable mortality.

FOR IMMEDIATE RELEASE

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, August 8, 2019 at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	the occurrence of catastrophic events, both natural and man-made;
•	AIG’s ability to successfully reorganize its businesses and execute on our initiatives to improve our underwriting capabilities and reinsurance programs, as well as improve profitability, without negatively impacting client relationships or its competitive position;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;

FOR IMMEDIATE RELEASE

•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	changes in judgments concerning potential cost saving opportunities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of our strategies to recruit and retain key personnel and our ability to implement effective succession plans;
•	negative impacts on customers, business partners and other stakeholders;
•	AIG’s ability to successfully manage Legacy portfolios;
•	concentrations in AIG’s investment portfolios;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	changes in judgments concerning the recognition of deferred tax assets and goodwill impairment; and
•	such other factors discussed in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 (which will be filed with the Securities and Exchange Commission), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2018.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Second Quarter 2019 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

FOR IMMEDIATE RELEASE

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-common share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG common shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

Core and Life and Retirement Adjusted Attributed Common Equity is an attribution of total AIG Adjusted Common Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed common equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Common Equity – Adjusted After-tax Income (Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Common Equity.

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Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from adjusted pre-tax income. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

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Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    changes in the fair value of equity securities;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•    integration and transaction costs associated with acquired businesses;

•    losses from the impairment of goodwill; and

•    non-recurring external costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) from noncontrolling interests.

See page 16 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

FOR IMMEDIATE RELEASE

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural and man-made catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and also include certain man-made events, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

FOR IMMEDIATE RELEASE

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended June 30,
	2019				2018
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(b)	After-tax	Pre-tax	Tax Effect	Interests	After-tax
Pre-tax income/net income, including noncontrolling interests	$1,837	$446	$-	$1,390	$1,252	$321	$-	$931
Noncontrolling interests	-	-	(281)	(281)	-	-	6	6
Pre-tax income/net income attributable to AIG	1,837	446	(281)	1,109	1,252	321	6	937
Dividends on preferred stock				7				-
Net income attributable to AIG common shareholders				1,102				937
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(27)	-	27	-	(3)	-	3
Deferred income tax valuation allowance charges	-	(7)	-	7	-	(7)	-	7
Changes in fair value of securities used to hedge guaranteed living benefits	(75)	(16)	-	(59)	36	8	-	28
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	73	16	-	57	(1)	-	-	(1)
Changes in the fair value of equity securities	22	5	-	17	-	-	-	-
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(125)	(27)	-	(98)	(32)	(7)	-	(25)
Loss on extinguishment of debt	15	4	-	11	5	1	-	4
Net realized capital gains(a)	(351)	(86)	-	(265)	(155)	(29)	-	(126)
Loss from discontinued operations	-	-	-	1	-	-	-	-
(Income) loss from divested businesses	1	-	-	1	(25)	(5)	-	(20)
Non-operating litigation reserves and settlements	-	(1)	-	1	12	2	-	10
Net loss reserve discount (benefit) charge	212	45	-	167	(14)	(3)	-	(11)
Integration and transaction costs associated with acquired businesses	6	1	-	5	-	-	-	-
Restructuring and other costs	60	13	-	47	200	43	-	157
Professional fees related to regulatory or accounting changes	2	-	-	2	-	-	-	-
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(b)	-	-	249	249	-	-	(2)	(2)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,677	$366	$(32)	$1,272	$1,278	$321	$4	$961

	Six Months Ended June 30,
	2019				2018
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(b)	After-tax	Pre-tax	Tax Effect	Interests	After-tax
Pre-tax income/net income, including noncontrolling interests	$2,991	$663	$-	$2,327	$2,479	$598	$-	$1,880
Noncontrolling interests	-	-	(564)	(564)	-	-	(5)	(5)
Pre-tax income/net income attributable to AIG	2,991	663	(564)	1,763	2,479	598	(5)	1,875
Dividends on preferred stock				7				-
Net income attributable to AIG common shareholders				1,756				1,875
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(15)	-	15	-	1	-	(1)
Deferred income tax valuation allowance (releases) charges	-	31	-	(31)	-	(37)	-	37
Changes in fair value of securities used to hedge guaranteed living benefits	(171)	(36)	-	(135)	113	24	-	89
Changes in benefit reserves and DAC, VOBA and
SIA related to net realized capital gains (losses)	(26)	(5)	-	(21)	30	6	-	24
Changes in the fair value of equity securities	(57)	(12)	-	(45)	-	-	-	-
Unfavorable (favorable) prior year development and related mortization changes ceded under retroactive reinsurance agreements	(152)	(32)		(120)	2	-		2
Loss on extinguishment of debt	13	3	-	10	9	2	-	7
Net realized capital (gains) losses(a)	123	23	-	100	(136)	(30)	-	(106)
Loss from discontinued operations	-	-	-	1	-	-	-	1
Income from divested businesses	(5)	(1)	-	(4)	(33)	(7)	-	(26)
Non-operating litigation reserves and settlements	1	-	-	1	25	5	-	20
Net loss reserve discount (benefit) charge	685	144	-	541	(219)	(46)	-	(173)
Integration and transaction costs associated with acquired businesses	13	3		10	-	-		-
Restructuring and other costs	107	23	-	84	224	48	-	176
Professional fees related to regulatory or accounting changes	2	-	-	2	-	-	-	-
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(b)	-	-	496	496	-	-	(1)	(1)
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$3,524	$789	$(68)	$2,660	$2,494	$564	$(6)	$1,924

(a) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

(b) Noncontrolling interests is primarily due to the 19.9 percent investment in Fortitude Holdings by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle is allocated 19.9 percent of Fortitude Holdings’ standalone financial results. Fortitude Holdings’ results are mostly eliminated in AIG’s consolidated income from continuing operations given that its results arise from intercompany transactions. Noncontrolling interests is calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results concerns gains related to the change in fair value of embedded derivatives, which moved materially in the quarter due to lower rates and tightening credit spreads, and which are recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2019	2018	(Dec.)	2019	2018	(Dec.)
Earnings per common share:
Basic
Income from continuing operations	$1.26	$1.04	21.2%	$2.00	$2.07	(3.4)%
Income from discontinued operations	-	-	NM	-	-	NM
Net income attributable to AIG common shareholders	$1.26	$1.04	21.2	$2.00	$2.07	(3.4)

Diluted
Income from continuing operations	$1.24	$1.02	21.6	$1.99	$2.04	(2.5)
Income from discontinued operations	-	-	NM	-	-	NM
Net income attributable to AIG common shareholders	$1.24	$1.02	21.6	$1.99	$2.04	(2.5)
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.43	$1.05	36.2%	$3.01	$2.09	44.0%

Weighted average shares outstanding:
Basic	876.4	903.2		875.9	905.6
Diluted	888.3	916.6		882.9	920.9

Return on common equity (a)	7.1%	6.0%		5.8%	5.9%
Adjusted return on common equity (b)	10.4%	7.6%		11.0%	7.7%

As of period end:	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Total AIG shareholders' equity	$64,539	$60,787	$56,361	$61,186
Preferred equity	485	485	-	-
Total AIG common shareholders' equity	64,054	60,302	56,361	61,186
Accumulated other comprehensive income (AOCI)	4,991	2,128	(1,413)	230
Total AIG common shareholders' equity, excluding AOCI	59,063	58,174	57,774	60,956

Deferred tax assets (c)	9,577	9,926	10,153	9,853
Total adjusted AIG common shareholders' equity	$49,486	$48,248	$47,621	$51,103

	June 30,	March 31,	% Inc.	December 31,	% Inc.	June 30,	% Inc.
As of period end:	2019	2019	(Dec.)	2018	(Dec.)	2018	(Dec.)
Book value per common share (d)	$73.63	$69.33	6.2%	$65.04	13.2%	$68.65	7.3%
Book value per common share, excluding AOCI (e)	$67.90	$66.89	1.5	$66.67	1.8	$68.40	(0.7)
Adjusted book value per common share (f)	$56.89	$55.47	2.6	$54.95	3.5	$57.34	(0.8)

Total common shares outstanding	869.9	869.7		866.6		891.2

Financial highlights - notes

(a) Computed as Annualized net income (loss) attributable to AIG common shareholders divided by average AIG common shareholders' equity. Equity includes AOCI and DTA.

(b) Computed as Annualized Adjusted after-tax income attributable to AIG common shareholders divided by Adjusted Common Shareholders' Equity.

(c) Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

(d) Represents total AIG common shareholders' equity divided by Total common shares outstanding.

(e) Represents total AIG common shareholders' equity, excluding AOCI, divided by Total common shares outstanding.

(f) Represents Adjusted Common Shareholders' Equity, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share amounts)

Reconciliations of Life and Retirement Adjusted Return on Common Equity

	Three Months Ended
	June 30,
	2019	2018

Adjusted pre-tax income	$1,049	$962
Interest expense on attributed financial debt	44	30
Adjusted pre-tax income including attributed interest expenses	1,005	932
Income tax expense	201	186
Adjusted after-tax income	804	746
Dividends declared on preferred stock	3	-
Adjusted after-tax income attributable to common shareholders	801	746

Ending adjusted attributed common equity	$18,820	$19,972
Average adjusted attributed common equity	$18,550	$19,952
Adjusted return on attributed common equity	17.3%	15.0%

Reconciliations of Core Adjusted Return on Common Equity

	Three Months Ended
	June 30,
	2019	2018

Adjusted pre-tax income	$1,558	$1,144
Interest expense on attributed financial debt	-	-
Adjusted pre-tax income including attributed interest expenses	1,558	1,144
Income tax expense	340	294
Adjusted after-tax income	1,218	850
Dividends declared on preferred stock	7	-
Adjusted after-tax income attributable to common shareholders	1,211	850

Ending adjusted attributed common equity	$42,694	$41,836
Average adjusted attributed common equity	$41,746	$41,474
Adjusted return on attributed common equity	11.6%	8.2%

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	June 30, 2019
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	(8.2)%
Foreign exchange effect	(4.3)
Increase (decrease) as reported in U.S. dollars	(12.5)%

Reconciliation of Net Investment Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net investment income per Consolidated Statements of Operations	$3,745	$3,065	$7,624	$6,326
Changes in fair value of securities used to hedge guaranteed living benefits	(84)	36	(189)	113
Changes in the fair value of equity securities	22	-	(57)	-
Net realized capital gains related to economic hedges and other	52	28	75	38
Total Net investment income - APTI Basis	$3,735	$3,129	$7,453	$6,477

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	June 30,
	2019	2018
Individual Retirement:
Premiums	$16	$16
Deposits	3,852	3,408
Other	(3)	(2)
Total premiums and deposits	$3,865	$3,422

Group Retirement:
Premiums	$5	$15
Deposits	2,042	2,330
Other	-	-
Total premiums and deposits	$2,047	$2,345

Life Insurance:
Premiums	$425	$418
Deposits	413	410
Other	194	152
Total premiums and deposits	$1,032	$980

Institutional Markets:
Premiums	$152	$41
Deposits	108	565
Other	8	46
Total premiums and deposits	$268	$652

Total Life and Retirement:
Premiums	$598	$490
Deposits	6,415	6,713
Other	199	196
Total premiums and deposits	$7,212	$7,399